UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 2)

                              EVERGREEN SOLAR, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   3033R 10 8
                                 (CUSIP Number)

                             KENNETH M. SOCHA, ESQ.
                              PERSEUS 2000, L.L.C.
                       2099 PENNSYLVANIA AVENUE, SUITE 900
                             WASHINGTON, D.C. 20006
                                 (212) 452-0101
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 with a copy to

                            BRUCE A. GUTENPLAN, ESQ.
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064

                                NOVEMBER 5, 2004
                     (Date of Event which Requires Filing of
                                 this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject to this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                          Continued on following pages

                               Page 1 of 9 pages

CUSIP NO. 3033R 10 8                                               PAGE  2 OF 9
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Perseus 2000, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)
                                                                         [_]
--------------------------------------------------------------------------------

6        CITIZENSHIP OR PLACE OR ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                     7     SOLE VOTING POWER
                                           1,520,585
                                   ---------------------------------------------
         NUMBER OF                   8     SHARED VOTING POWER
          SHARES                           -0-
       BENEFICIALLY                ---------------------------------------------
         OWNED BY                    9     SOLE DISPOSITIVE POWER
           EACH                            1,520,585
        REPORTING                  ---------------------------------------------
         PERSON                     10     SHARED DISPOSITIVE POWER
          WITH                             -0-

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,520,585
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                         [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

CUSIP NO. 3033R 10 8                                               PAGE  3 OF 9
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Perseus 2000 Management, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Not Applicable

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)
                                                                         [_]
--------------------------------------------------------------------------------

6        CITIZENSHIP OR PLACE OR ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                     7     SOLE VOTING POWER
                                            1,520,585
                                   ---------------------------------------------
         NUMBER OF                   8     SHARED VOTING POWER
          SHARES                           -0-
       BENEFICIALLY                ---------------------------------------------
         OWNED BY                    9     SOLE DISPOSITIVE POWER
           EACH                             1,520,585
        REPORTING                  ---------------------------------------------
         PERSON                     10     SHARED DISPOSITIVE POWER
          WITH                             -0-

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,520,585
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                         [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

CUSIP NO. 3033R 10 8                                               PAGE  4 OF 9
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Perseus EC, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Not Applicable

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)
                                                                         [_]
--------------------------------------------------------------------------------

6        CITIZENSHIP OR PLACE OR ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                     7     SOLE VOTING POWER
                                           1,520,585
                                   ---------------------------------------------
         NUMBER OF                   8     SHARED VOTING POWER
          SHARES                           -0-
       BENEFICIALLY                ---------------------------------------------
         OWNED BY                    9     SOLE DISPOSITIVE POWER
           EACH                            1,520,585
        REPORTING                  ---------------------------------------------
         PERSON                     10     SHARED DISPOSITIVE POWER
          WITH                             -0-

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,520,585
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                         [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

CUSIP NO. 3033R 10 8                                               PAGE  5 OF 9
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Perseuspur, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Not Applicable

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)
                                                                         [_]
--------------------------------------------------------------------------------

6        CITIZENSHIP OR PLACE OR ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                                     7     SOLE VOTING POWER
                                           1,520,585
                                   ---------------------------------------------
         NUMBER OF                   8     SHARED VOTING POWER
          SHARES                           -0-
       BENEFICIALLY                ---------------------------------------------
         OWNED BY                    9     SOLE DISPOSITIVE POWER
           EACH                            1,520,585
        REPORTING                  ---------------------------------------------
         PERSON                     10     SHARED DISPOSITIVE POWER
          WITH                             -0-

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,520,585
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                         [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

CUSIP NO. 3033R 10 8                                               PAGE  6 OF 9
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Frank H. Pearl
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Not Applicable

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)
                                                                         [_]
--------------------------------------------------------------------------------

6        CITIZENSHIP OR PLACE OR ORGANIZATION
         United States
--------------------------------------------------------------------------------
                                     7     SOLE VOTING POWER
                                           1,520,585
                                   ---------------------------------------------
         NUMBER OF                   8     SHARED VOTING POWER
          SHARES                           -0-
       BENEFICIALLY                ---------------------------------------------
         OWNED BY                    9     SOLE DISPOSITIVE POWER
           EACH                            1,520,585
        REPORTING                  ---------------------------------------------
         PERSON                     10     SHARED DISPOSITIVE POWER
          WITH                             -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,520,585
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                         [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

CUSIP NO. 3033R 10 8                                               PAGE  7 OF 9
                                  SCHEDULE 13D


         Pursuant to Rule 13d-2(a) of Regulation D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby amend their Schedule 13D Statement dated May 23, 2003, as amended by Amendment #1 dated June 23, 2004 (as amended, the "Schedule 13D").

Item 1.  SECURITY AND ISSUER.

         No material change.

Item 2.  IDENTITY AND BACKGROUND.

         No material change.

Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         No material change.

Item 4.  PURPOSE OF TRANSACTION.

         No material change.

Item 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and restated in its entirety to read as follows:

                  (a) As of the date hereof, each of the Reporting Persons may be deemed to own 1,520,585 shares of Common Stock. Each of the Reporting Persons may be deemed to beneficially own 3.2% of the Common Stock of the Issuer, which percentage is based upon 47,523,287 shares of Common Stock outstanding as of October 20, 2004.

                  (b) By virtue of the relationships between and among the Reporting Persons described in Item 2 of this Statement on Schedule 13D, each of the Reporting Persons may be deemed to have sole power to vote and to dispose or to direct the disposition of the 1,520,585 shares of Common Stock beneficially owned by the Purchaser.

                  (c) Other than the transactions set forth on Schedule 1, no Reporting Person nor, to the best knowledge of each Reporting Person, any person identified in Item 2 hereof, beneficially owns any shares of Common Stock or has effected any transaction in shares of Common Stock during the preceding 60 days.

                  (d) Each of the Reporting Persons affirms that no person other than the Reporting Persons has the right to participate in the receipt of dividends from, or proceeds from the sale of, the Preferred Stock held for the account of the Purchaser.

                  (e) The Reporting Persons ceased to beneficially own 5% of Common Stock on November 8, 2004.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         No material change.

Item 7.  MATERIAL TO BE FILED AS EXHIBITS.

                  Exhibit 1: Joint Filing Agreement, dated November 8, 2004, among the Purchaser, Perseus Management, Perseus EC, Perseuspur and Mr. Pearl.

CUSIP NO. 3033R 10 8                                               PAGE  8 OF 9
                                   SCHEDULE 13D


                                    SIGNATURE


         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  November 8, 2004



                                PERSEUS 2000, L.L.C.

                                By:     Perseus 2000 Management, L.L.C.
                                        Managing Member

                                By:     Perseus EC, L.L.C.
                                        Managing Member

                                By:     /s/ Rodd Macklin
                                        ---------------------------------------
                                        Name:  Rodd Macklin
                                        Title: Secretary and Treasurer


                                PERSEUS 2000 MANAGEMENT, L.L.C.

                                By:     Perseus EC, L.L.C.
                                        Managing Member

                                By:     /s/ Rodd Macklin
                                        ---------------------------------------
                                        Name:  Rodd Macklin
                                        Title: Secretary and Treasurer


                                PERSEUS EC, L.L.C.


                                By:     /s/ Rodd Macklin
                                        ---------------------------------------
                                        Name:  Rodd Macklin
                                        Title: Secretary and Treasurer


                                PERSEUSPUR, L.L.C.


                                By:     /s/ Rodd Macklin
                                        ---------------------------------------
                                        Name:  Rodd Macklin
                                        Title: Secretary and Treasurer



                                 /s/ Rodd Macklin, Attorny-in-Fact
                                 ----------------------------------------------
                                 FRANK H. PEARL

CUSIP NO. 3033R 10 8                                               PAGE  9 OF 9
                                   SCHEDULE 13D


                                                                      SCHEDULE 1
                                                                      ----------



         In the past 60 days, Perseus 2000, L.L.C. sold shares of Common Stock in open market transactions on the Nasdaq National Market as follows:

--------------------------------------------------------------------------------
         DATE               NO. OF SHARES SOLD          PRICE PER SHARE ($)
--------------------------------------------------------------------------------
       11/4/04                  250,000                        3.41
--------------------------------------------------------------------------------
       11/5/04                  200,000                        3.3703
--------------------------------------------------------------------------------
       11/08/04                 950,000                        3.2634
--------------------------------------------------------------------------------